THOMSON REUTERS
CONTRACT OF EMPLOYMENT AND STATEMENT OF PARTICULARS
OF TERMS OF EMPLOYMENT

THE PARTIES

Name and address of employer	Thomson Reuters (Professional) UK Ltd (the "Company")
77 Hatton Garden
London
ECIN 8JS

Name and address of employee	Steve Hartman
(referred to in this contract as "you")	[address redacted]

Please note that, for the purposes of this contract, the definition of "Group Company" will be taken to mean any one of the Company, its subsidiaries, any holding company of the Company or any subsidiary of such holding company (in each case as defined by section 736 and 736A of the Companies Act I985 or section 1159 of the Companies Act 2006 (to the extent that each is in force at the date of this contract) and the "Group" has the corresponding meaning.

1 COMMENCEMENT OF EMPLOYMENT

1.1  Your role with the Company will commence on 22 April 2013.

1.2  For the purposes of your statutory rights, accordingly the date of commencement of your continuous employment is 30 June 1997.

1.3 As from the effective date of this contract all other agreements or arrangements between you and the Company relating to your employment have ceased to have effect. Except in relation to benefits and emoluments granted during the term of your employment to date.

2 DESCRIPTION OF DUTIES AND JOB TITLE

2.1  Your job title is Global Head of Legal and Business Development. You will continue to report to Chris Kibarian, President IP & Science. In addition to your main duties you may be required to carry out such additional or alternative duties as the Company may from time to time require.

2.2  The Company may require you (as part of your duties of employment) to perform duties or services not only for the Company but also for any Group Company. The Company may at its discretion assign your employment to another Group Company on the same terms and conditions set out in this contract, subject to any variations to this contract that may subsequently have been agreed between you and the Company.

3 OTHER INTERESTS

3.1 You must devote your full time, attention and abilities to your job duties during working hours, and act in the best interests of the Company at all times. You must not, without the Company's written consent, be in any way directly or indirectly employed, engaged, concerned or interested in any other business or occupation where this is or is likely to be in conflict with the Company's interests or where this may adversely affect the efficient discharge of your duties. Subject to the EU Market

Abuse Directive, any relevant policy issued by the Company from time to time and any other regulatory requirements, this does not preclude you holding, for investment purposes only, up to 5% of any shares or other class of securities in any public company which is quoted on a recognised stock exchange

4 PLACE OF WORK

4.1 You will be employed at The Johnson Building, 77 Hatton Garden, Farringdon, EClN 8JS but the Company may at any time require you to work at any other location of the Company or of any Group Company within a reasonable commuting distance from your place of work within the United Kingdom (either on a permanent or temporary basis) according to business needs.

5 TRAVEL AND WORKING OVERSEAS

5.1 You may be required to travel in the UK or overseas from time to time. This may involve travelling outside normal business hours and at weekends or public holidays as may be required by the Company.

5.2 It is not anticipated that you will be required to work overseas for periods exceeding one month and accordingly there are no particulars to be entered in this regard.

6 REMUNERATION

6.1 Your basic salary is £188,965 per year, payable by equal calendar monthly instalments by direct credit transfer into your bank account on or around the 15"' of each month. If you take part in the Pension Adjustment, additional provisions relating to your salary may apply, as described in clause 14 below. The pre-adjusted salary is referred to as your "Reference Salary".

6.2 Your salary will be reviewed annually in April. The Company has no obligation to increase your salary at the annual salary review and accordingly the Company may in its absolute discretion maintain your existing level of salary or increase it by an amount and subject to any terms as it may in its absolute discretion decide.

6.3 You will also be eligible to participate in the Company's Annual Incentive Plan at 40% subject to the rules of the scheme in force from time to time. The scheme is a discretionary scheme, and any payment will be made only after the achievement of defined financial goals. The Company reserves the right to alter, amend or replace the scheme at any time. Any payment is made entirely at the discretion of the Company and will not be paid in whole or in part if, for any reason, you are either no longer employed by the Company, or under notice of termination of your employment, whether given by you or the Company, on the date payment is due. Any payment under the scheme will not be pensionable.

7 OVERTIME

7.1  You do not have any contractual entitlement to overtime and are required to work the hours necessary for the efficient performance of your duties. In exceptional circumstances, your manager may be willing to authorise paid overtime or arrange time off in lieu of payment in accordance with the Overtime Policy, a copy of which is on the Intranet. The Company reserves the right to vary the level of payment and the terms of this scheme from time to time.

8 EXPENSES

8.1 You will be reimbursed for any reasonable expenses wholly, reasonably and necessarily incurred by you in the performance of your duties on behalf of the Company, subject to you producing receipts or such other evidence in respect of such expenses when requested by the Company and subject to your compliance with the Company's Global Travel and Expenses Policy as in force from time to time. A copy of this Policy can be found on the Intranet.

9 CAR ALLOWANCE

9.1 The Company will provide you with an annual car allowance at the applicable rate (currently £5,700 per year) to be paid monthly on a pro rata basis. The Company reserves the right to review or change the car allowance at any time. This payment will not be pensionable.

10 WORKING TIME

10.1  The Working Time Regulations 1998 provide that your average working time including overtime should not exceed 48 hours per week over a defined reference period. In order for the Company to be able to comply with the provisions of the Working Time Regulations 1998, as amended or updated, you may wish to seek the Company's consent before taking another job. In any event, you must inform your line manager of the working time this involves. This will enable the Company to ensure that your working hours do not exceed those permitted under the Working Time Regulations.

11 HOURS OF WORK

11.1 Your basic hours of work are 35 hours per week, between 9am to 5pm Monday to Friday inclusive, with an unpaid break of up to one hour for lunch to be taken at a time convenient to the Company. You agree to work such additional hours as the Company may reasonably request or as may be necessary for the proper performance of your duties. Your line manager will agree your actual start and finish times with you.

12 ANNUAL LEAVE

12.1 The Company's annual leave year runs from 1 January to 31 December each year.
12.2  You are entitled to 30 days' annual leave with pay in every annual leave year (in addition to the usual bank and other public holidays). In the years of termination of employment, your annual leave entitlement for the remaining part of the annual leave year will be calculated on a pro rata basis.

12.3 Annual leave can only be taken at times agreed in advance with the Company. You must give the Company reasonable notice of your intention to take any annual leave. The Company reserves the right to require you to take any period of annual leave at any time by giving you reasonable notice, except that the Company is not required to give you any period of notice to take annual leave if notice of termination of your employment is given (whether by you or the Company).

12.4  You may carry forward up to a maximum of 5 days' annual leave per annum into the next annual leave year, provided that this is taken by 31 March in the immediately subsequent annual leave year. Any entitlement to annual leave remaining at the end of any annual leave year in excess of five days will lapse without payment in lieu. Any annual leave entitlement carried over in accordance with this clause and not taken by 31 March in the immediately subsequent annual leave year will lapse without payment in lieu.

12.5  Where on termination of your employment you have taken less annual leave than your entitlement (to be calculated on a pro rata basis) you will be paid in lieu on the following basis: 1/260th of your basic annual salary for each day of annual leave due to you to make up your entitlement. Where on termination of your employment you have taken more annual leave than your entitlement (to be calculated on a pro rata basis) you will compensate the Company on the following basis: 1/260th of your basic annual salary for each day of holiday you have taken in excess of your entitlement.

12.6  Where your employment is terminated summarily (that is, without notice or payment in lieu of notice) or follows your resignation in breach of your obligation to give notice, the calculation of accrued but untaken annual leave will be based on your statutory minimum annual leave entitlement under the Working Time Regulations 1998 only and not on your contractual entitlement. For these purposes any paid annual leave that you have taken (including any paid annual leave on public holidays) will be deemed first to be statutory paid annual leave under the Working Time Regulations.

13  SICKNESS

13.l The Company reserves the right to require you to undergo, at any time during your employment, a medical examination by a doctor or consultant nominated by it, in which event the Company will pay the cost.

13.2  The Company may, in its sole discretion, and subject to the provisions below, pay you during absence from work due to sickness or injury as follows:

(a) during the first year of employment, for the first 6 week's absence at full pay and a further 6 weeks' absence at half pay (whether consecutive or not) in any twelve month period (or any single period or related periods of absence that exceed twelve months in aggregate);

(b)  between one and two years' service, for the first 13 weeks' absence at full pay and a further 13 weeks' absence at half pay (whether consecutive or not) in any twelve month period (or any single period or related periods of absence that exceed 12 months in aggregate);

(c)  for employees with more than two years' service, up to a maximum of 26 weeks' absence at full pay (whether consecutive or not) in any twelve month period (or any single period or related periods of absence that exceed 12 months in aggregate).

13.3  Any payment made to you during any period of absence due to sickness or injury will be inclusive of any statutory sick pay to which you are entitled and the Company may deduct from your salary the amount of any social security benefits and any benefits under any insurance scheme referred to in clause 14 that you may be entitled to receive.

13.4 The Company reserves the right to deem any paid period of sickness absence (including without limitation if you are absent from work and in receipt of payment under the Company's Long-Term Sickness Scheme) to be inclusive of part or all of your annual leave entitlement in respect of annual leave over and above your statutory minimum entitlement under the Working Time Regulations 1998 and, to the extent permitted by law, in respect of your statutory minimum annual leave entitlement.

13.5 If you are incapable of performing your duties by reason of injury sustained wholly or partly as a result of negligence, nuisance or breach of any statutory duty on the part of a third party and you recover an amount by way of compensation for loss of earnings from that third party, you will pay to the Company a sum equal to the amount recovered or, if less, the amount paid to you by the Company under this clause in respect of the relevant period of absence as a result of that injury.

13.6 Any payment under this clause is conditional on you complying with the Company's rules on notification and evidence of absence which can be found in the Sickness and Absence Policy on the Intranet. Any Company sick pay which may be paid under the provisions of this clause 132 or in excess of this, will be entirely at the discretion of the Company and may be withdrawn at any time. The Company reserves the right to withhold payment of Company sick pay if the Company considers you are abusing the Company sick pay scheme.

14  PENSION

14.1 You are entitled to membership of The Thomson Reuters UK Retirement Plan (the "Pension Scheme") subject to the terms of the rules and other legal documentation governing the Pension Scheme in force from time to time. Benefits are provided on a defined contribution (money purchase) basis. You will automatically be enrolled in the Pension Scheme unless you choose to opt out. A contracting out certificate is not in force in respect of your employment and the Pension Scheme.

14.2 The Company operates a Pension Adjustment automatically, when you join the Pension Scheme. Under the Pension Adjustment, rather than making your normal pension contributions from your gross annual basic salary (known as your "Reference Salary"), your Reference Salary is reduced by the amount of your employee pension contributions which are then paid direct by the Company into your pension account. The Company will then make the relevant employer contributions in addition to this. Further details can be found in the Pension Booklet provided to you which also explains what happens if you want to opt out of the Pension Adjustment. If you do opt out of the Pension Adjustment you will have to make the minimum employee contribution from your basic annual salary (the Company will also pay the relevant employer contribution). The Company may suspend any Pension Adjustment during your employment at any time. The Company also reserves the right to amend, alter or discontinue the Pension Adjustment as it considers appropriate, including without limitation in response to changes in legislation or regulations. The Company calculates salary related payments or benefits using Reference Salary.

15  INSURANCES

15.1 You are entitled to participate in the following schemes (each referred to below as an insurance scheme, although some of these schemes may be self-insured):

(a) the Company's Long-Term Sickness (LTS) Scheme, which is a discretionary scheme providing such cover for you as the Company from time to time may notify you. Further details about the LTS Scheme can be found in the Employee Handbook;

(b) the Company's Healthcare Scheme providing cover for you as the Company may from time to time notify to you. If you wish to join this scheme, you must notify the HR Department.

(c) a life assurance scheme providing cover equal to four times your basic annual salary. Subject to the rules of the scheme, the benefit will be paid to such of your dependants or other beneficiary as the trustees of the scheme select at their discretion, after considering any beneficiaries identified by you in your expression of wish form.

15.2 Membership of and benefits under any insurance scheme are subject to acceptance by the relevant insurer (where appropriate), the rules of the scheme and the terms of any applicable insurance policy and are conditional on you complying with and satisfying any applicable requirements of the scheme (and where relevant, the insurer). Copies of these rules and policies and particulars of the requirements (when notified to the Company) will be provided to you on request. The Company will not have any liability to pay any benefit to you under any insurance scheme unless it receives payment of the benefit from the insurer.

The Company reserves the right to terminate its participation in any of the schemes referred to above, or to substitute other schemes, or alter the benefits available lo you u11de1 any schemes without compensation. If a scheme provider (for example, an insurance company) 1efuses fo1 any reason (whether under its own interpretation of the terms of the relevant insurance policy or otherwise) to provide the relevant cover or benefit(s) to you under the applicable scheme or refuses to provide cover at the normal premiums due to the state of your health, the Company will not be liable to provide equivalent benefits or to compensate you for the loss of such benefits.

16  SUSPENSIONS/GARDEN LEAVE

16.1 The Company has the right to suspend all or any of your duties or require you to take garden leave for such period and on such terms as it considers appropriate, including a requirement that you will not attend at the Company's premises or contact any of its customers, suppliers or staff. The Company can exercise this right at any time (including during a period of notice terminating your employment) and whether or not it is in connection with a disciplinary investigation. Suspension/garden leave will be on full pay and your contractual benefits will continue to be provided unless it is a sanction imposed at a disciplinary hearing (the sanction may be suspension, without pay or on reduced pay as the Company may decide).

17 TERMINATION

17.1 You are entitled to six months notice in writing of termination of employment. You are required to give the Company six month's notice in writing.

17.2 The above is subject to the Company's right to terminate your employment at any time without notice:

(a) for any act of serious misconduct or of serious incompetence; or

(b) for repeated material breach(es) by you of your obligations to the Company; or

(c) if you are guilty of any conduct which seriously prejudices or is likely seriously to prejudice the interests or reputation of the Company or any Group Company;

(d)  if you are convicted for an arrestable offense; or

(e) if you become bankrupt or make any arrangement or composition with your creditors; or

(f) if you cease to hold the qualifications necessary for you to carry out your work with the Company (including a change to your immigration status) so that you cannot lawfully work for the Company in the UK.

This list is not exhaustive and the Company may add to it at its discretion.

17.3 The company does not operate a compulsory retirement age.

17.4 On demand and in any event on termination of your employment you must immediately return to the Company, in accordance with any instructions which may be given to you, all items of property belonging to the Company in your possession or under your control including without limitation, Confidential Information, customer lists, sales records, technical information and data, software, manuals, correspondence, notes, reports, papers and other documents (together with any summaries, extracts or copies thereof), company car, keys, credit cards and passes. You must not retain copies of any Company property in any form. You must, if so required by the Company, confirm in writing that you have complied with your obligations under this provision.

18 RESTRICTIONS ON TERMINATION OF EMPLOYMENT

18.1 In this clause:

(g) Relevant Period means the period of 12 months ending on the Termination Date;

(h) Relevant Area means any part of any country in which you were materially involved in the business of the Company or another Group Company at any time during the Relevant Period;

(i) Termination Date means the dale on which your employment terminates; and

(j) references to the Company or another Group Company include its successors m business if the succession occurs after the Termination Date.

18.2 You covenant with the Company that you will not for a period of 6 months after the Termination Date be concerned in any business which is carried on in the Relevant Area and which is competitive or likely to be competitive with any business in which you were materially involved during the course of your employment during the Relevant Period and which is carried on by the Company or another Group Company at the Termination Date. For this purpose, you are concerned in a business if:

(k) you carry it on as principal or agent; or

(l)  you are a business partner, director, employee, secondee, consultant, service provider or agent in, of or to any person who carries on the business; or

(m) you have any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

(n) you are a business partner, director, employee, secondee, consultant, service provider or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business;

disregarding any financial interest of a person in securities which are listed or dealt in on any Recognised Investment Exchange if that person, you and any person connected with you (within the meaning of section 839 of the Income and Corporate Taxes Act 1988) are interested in securities which amount to less than five per cent of the voting rights (if any) attaching to the issued securities of that class.

18.3 If the Company exercises its right to suspend your duties and powers for a period of up to 6 months under clause 16 during any period after notice of termination of your employment has been given by the Company or you, the aggregate of the period of the suspension and the period after the Termination Date for which the covenant in subclause 18.2 applies will not exceed 6 months and, if the aggregate of the two periods would exceed 6 months, the period after the Termination Date for which the covenant in subclause 18.2 applies will be reduced accordingly.

18.4 You covenant with the Company that you will not directly or indirectly on your own account or on behalf of or in conjunction with any person for a period of 6 months after the Termination Date (except on behalf of the Company or any Group Company) in competition with the Company or any Group Company:

(o) canvass or solicit business or custom for goods of a similar type to those being manufactured or dealt in or services similar to those being provided by the Company or any Group Company at the Termination Date, and with which goods or services you were materially involved in the course of your employment during the Relevant Period, from any person who has been at any time during the Relevant Period a customer of the Company or any Group Company with whom you were materially involved in the course of your employment during the Relevant Period; or

(p) deal with any such person.

18.5 You covenant with the Company that you will not directly or indirectly on your own account or on behalf of or in conjunction with any person for a period of 6 months after the Termination Date induce or attempt to induce any supplier of the Company or any Group Company with whom you were materially involved in the course of your employment during the Relevant Period, to cease to supply, or to restrict or vary the terms of supply to, the Company or any Group Company or otherwise interfere with the relationship between a supplier and the Company or any Group Company.

18.6 You covenant with the Company that you will not directly or indirectly on your own account or on behalf of or in conjunction with any person for a period of 6 months after the Termination Date induce or attempt to induce any employee to whom this subclause applies to leave the employment of the Company or any Group Company (whether or not this would be a breach of contract by the employee). This subclause applies to an employee of the Company or any Group Company with whom you had material dealing in the course of your employment during the Relevant Period and who is employed wholly or mainly in a managerial, sales, or marketing capacity or who is engaged in developing any products or services for the Company or any Group Company.

18.7 Following the termination of your employment, you will not represent yourself as being employed or associated with the Company or any Group Company.

18.8 The covenants in this clause are for the benefit of the Company itself and as trustee for each other Group Company.
18.9 Each of the restrictions in each paragraph or subclause above is enforceable independently of each of the others and its validity is not affected if any of the others is invalid. If any of those restrictions is void but would be valid if some part of the restriction (including part of any of the definitions in subclause 17.1) were deleted, the restriction in question applies with such modification as may be necessary to make it valid.

18.10 You acknowledge that your position with the Company gives you access to and the benefit of confidential information vital to the continuing business of the Company and influence over and in connection with the Company's customers, suppliers, distributors, agents, employees, workers, consultants and directors in or with which you are engaged or in contact and you acknowledge and agree that the provisions of this clause are reasonable in their application to you and necessary but no more than sufficient to protect the interest of the Company.

18.11 If any person, during your employment or any period during which the covenants in this clause apply, offers to you any arrangement or contract which might or would cause you to breach any of the covenants, you will notify that person of the terms of this clause.

19  CONFIDENTIAL INFORMATION

19.1 You must not make use of or divulge to any person, and must use your best endeavours to prevent the use, publication or disclosure of, any Confidential Information:

(i) concerning the business of the Company or any which comes to your knowledge during the course of or in connection with your employment or your holding any office within the Group from any source within the Company or any Group Company; or

(ii) concerning the business of any person having dealings with the Company or any Group Company and which is obtained directly or indirectly in circumstances in which the Company or any Group Company is subject to a duty of confidentiality in relation to that information.

For these purposes, "Confidential Information" includes trade secrets and confidential information relating to customers, customer lists or requirements, price lists or pricing structures, marketing and information, business plans or dealings, employees or officers, source codes, computer systems, software, financial information and plans, designs, formulae, product lines, prototypes, research activities, services, any document marked "Confidential" or any information which you have been told is "Confidential" (or with similar expression) or which you might reasonably expect the Company would regard as "Confidential", or any information which has been given to the Company in confidence by customers, suppliers or other persons.

19.2 This clause does not apply to information which:

(i) is used or disclosed in the proper performance of your duties under this contract or with the prior written consent of the Company or any Group Company;

(ii) is or comes to be in the public domain (except as a result of a breach of your obligations under subclause 18.1); or

(iii) is ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law.

This clause continues to apply after the termination of your employment (whether terminated lawfully or not) without limit of time.

19.3 Each of the restrictions in each paragraph or subclause above will be enforceable independently of each of the others and its validity will not be affected if any of the others is invalid. If any of those restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question will apply with such modification as may be necessary to make it valid.

19.4 Nothing in this contract shall preclude you from making a protected disclosure under the Employment Rights Act 1996.

20  INTELLECTUAL PROPERTY

20.1 For the purposes of this Agreement, the following definitions apply:

(a) IP Rights means (i) copyright, patents, know-how, confidential information, database rights, and rights in trademarks and designs (whether registered or unregistered), (ii) applications for registration, and the right to apply for registration, for any of the same, and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

(b) IP Materials means all documents, software, photographic or graphic works of any type, and other materials in any medium or format which are created by you or on your behalf in the course of performing your obligations under this agreement and which are protected by or relate to IP Rights.

20.2 During the period for which you work for the Company, your duties will require you to create documents and/or products, which amount to IP Materials and therefore have the benefit of IP Rights, such as copyright and patent. You will record any IP Right created or developed in the course of your employment in writing in accordance with good industry practice in sufficient detail to enable a person of reasonable skill in the relevant field to understand and work the IP Right. You shall disclose forthwith any IP Right created by you (whether or not created or developed on Company premises or in normal working hours) in the course of your employment or in any way affecting or relating to the business of any Company in the Group or capable of being used or adapted for use in or in corn1eclion with it.

20.3  IP Rights are capable of being owned. In most cases, the fact that you have created IP Materials during the course of your employment with the Company will result in the Company automatically owning the IP Rights. In some cases, express contractual provisions are necessary to ensure that the relevant IP Rights are owned by the Company. The following provisions ensure that all IP Rights which arise during your paid period of employment are owned by the Company.

20.4 To the extent that ownership of IP Rights does not vest in the Company by operation of law, you hereby assign to the Company all IP Rights which arise in the course of performing your obligations under this agreement (including all present and future copyright, and copyright revivals and extensions). This assignment will take effect upon the creation of each of the IP Rights.

20.5 You agree to sign all documents and do all other acts which the Company requests (at its expense) to enable the Company to enjoy the full benefit of this clause. This includes joining in any application, which may be made by the Company's sole name for registration of any IP Rights (such as a patent, trademark or registered design).

20.6 You may only use the IP Rights and IP Materials to perform your obligations under this Agreement, and will not disclose any IP Rights or IP Materials to any third party without the express prior written consent of the Company.

20.7 You waive all moral rights in IP Materials to which you would otherwise be entitled under the law of any relevant jurisdiction.

20.8 You will immediately transfer to the company all IP Materials in your possession or under your control when this contract expires or terminates for any reason, or at any time when the Company requests transfer. No copies or other record of any IP Materials may be retained by you except with the prior written consent of the Company.

 20.9 This clause will survive expire of this contract, or its termination for any reason.

21  AGREEMENT TO MAKE DEDUCTION/WITHHOLD PAYMENT

21.1 At any time during your employment, or on its termination (however arising), the Company will be entitled to deduct from your salary or any other payments due to you in respect of your employment any monies due from you to the Company including without limitation any overpayments, loans or advances made to you by the Company, such as any overpayments in respect of annual leave taken in excess of your entitlement. If at any time you are requested to return to the Company property belonging to it and you fail to do so the Company will, without prejudice to any other remedy, be entitled to withhold any monies due to you from the Company.

22  DATA PROTECTION

22.1 During the course of your employment and as reasonably required thereafter, the Company will collect and process certain individually identifiable information about you ("Personal Data"). The Company may also collect limited amounts of "sensitive" Personal Data, for example, about your racial and ethnic origin, marital status and health or work-related disabilities as necessary to comply with applicable law, to administer or facilitate health, medical or other employee benefits, to administer sick leaves and other absences, and to protect health and safety in the workplace. The Company may also collect limited amounts of "sensitive" Personal Data about your criminal history and/or record for recruitment and compliance purposes as well as internet websites visited (as part of and for the purpose of monitoring internet usage). The Company may transfer or assign Personal Data and/or sensitive Personal Data to companies in the Group (including countries outside the EU), and to affiliates or third parties that provide products or services to the Company. Along with all other rights granted to you under applicable laws, you are generally entitled to access Personal Data held about you and to have inaccurate data corrected or removed. All collection, use, processing and transfer of Personal Data (including any sensitive Pe1so11al Data) will be governed by the Company Employee Data Protection Policy (the "Data Protection Policy"), a copy of which is on the Intranet. By signing this contract, you consent to the Company processing your Personal Data and sensitive Personal Data in the manner and for the purposes set out above.

23 DISCIPLINARY AND GRIEVANCE PROCEDURES

23.1 The disciplinary rules applicable to your employment and the Company's grievance procedure are available on the Intranet. These rules and procedure do not form part of your contract of employment. If you wish to raise a grievance or appeal against a disciplinary decision or a decision to dismiss you, you should apply to the relevant person or level of management as set out in the applicable policy. The Company reserves the right to impose such disciplinary sanction(s) as it considers appropriate, including the demotion or transfer to another department or job on the terms applicable to that job.

24  EQUAL OPPORTUNITIES POLICY

24.1 The Company operates an Equal Opportunities Policy in all aspects of recruitment and employment regardless of race, colour, nationality, ethnic or national origin, religion or belief, age, sex/gender, sexual orientation, pregnancy, parental status, marital status, disability and trade union membership or activities. The Equal Opportunities Policy does not form part of your contract of employment and the Company reserves the right to amend this from time to time but it is a condition of your contract of employment that you comply with the Company's Equal Opportunities Policy in force from time to time. The Equal Opportunities Policy is available on the Intranet.

25  INTERCEPTION OF COMMUNICATIONS

25.1 You acknowledge that access to the Company's computer and telephone systems is provided for business purposes. In order that the Company may protect its legitimate business interests, you agree that all of your internet use and e-mail and telephone communications on the Company's systems may be monitored and/or recorded by the Company and that any other correspondence in hard copy or electronic form addressed to you or sent by you at/from the Company's premises may be opened and/or read by the Company. You are required to strictly comply with any relevant policy issued by the Company from time to time.

26  COLLECTIVE AGREEMENTS

26.1 There are no collective agreements which affect your terms and conditions of employment.

27  HEALTH AND SAFETY AT WORK

27.1 Employers are obliged by law to prepare and bring to the notice of all their employees a written statement of general policy with respect to the health and safety at work of their employees and the organisation and arrangements for carrying out such policy. A copy of the Company's current Health and Safety Policy and rules has been issued to you. It is a condition of your contract of employment that you comply strictly with this policy and all rules and regulations in respect of health and safety (although these do not form part of your contract of employment and the Company reserves the right to amend these from time to time). You must also co-operate with anyone designated by the Health and Safety officer to carry out activities aimed at securing the objectives of the health and safety legislation.

28  SECURITY

28.1  As part of its general security procedures, the Company reserves the right to carry out searches of your workplace at any time. It also reserves the right to search you and your personal belongings, including without limitation the contents of lockers, bags, briefcases and vehicles. Refusal to co operate with the Company's reasonable request to search in the furtherance of general security will be a serious disciplinary offense which could lead to summary dismissal. Searches will only be carried out by authorised personnel.

28.2 In the event of stock/monetary loss, you may be required to participate in the Company's investigations and co-operate where necessary with auditors and other third parties at the direction of the Company.

29  THIRD PARTY RIGHTS

29.1  A person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) 1999 except that the benefits conferred on Group Companies may be enforced by those Group Companies and the parties agree that they may amend or vary any or all of the terms of this contract without the consent of any Group Companies.

30  ENTIRE AGREEMENT

30.1 This contract, your offer letter and the Company's Code of Business Ethics and Conduct set out the entire agreement between the parties and shall be in substitution for and shall supersede any prior agreement, arrangement or understanding (whether oral or written) relating to the subject matter of this agreement or your employment by the Company or any Group Company, which shall be deemed to be terminated by mutual consent with immediate effect. All other Company policies are non contractual and the Company reserves the right to amend these policies from time to time.

30.2 You acknowledge that you have not entered into this agreement in reliance upon any warranty, representation or undertaking which is not set out in this agreement.

31  IMMIGRATION

31.1  You confirm that you are entitled to work in the UK for the Company and will notify the Company immediately if you cease to be so entitled at any time during your employment or if your immigration status changes. You will provide any documents relating to your immigration status that may be requested by the Company or any Group Company from time to time.

32  VARIATION

32.1 The Company reserves the right to make reasonable changes to these and any other agreed terms and conditions of employment. Minor changes of detail (e.g. in procedures) may be made from time to time. You will normally be given not less than one month's written notice before significant changes are made.

33  GOVERNING LAW

33.1 This agreement is governed by and must be construed in accordance with English law and the parties hereby irrevocably submit to the exclusive jurisdiction of the English courts.

Your signature below will constitute your agreement to the terms set out above, including your consent to the transfer of your Personal Data overseas as set out in clause 21 and Company monitoring as set out in clause 24.

/s/ Jonathan Briggs     Date: 30/4/13
Signed for the Company

/s/ Stephen Hartman     Date: 30/4/13
Signed by the Employee